Exhibit 99.2

CONSENT

OF

QATALYST PARTNERS LP

We hereby consent to the use in the proxy statement/prospectus that forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of Analog Devices, Inc. (the “Registration Statement”), of our opinion dated July 26, 2016 appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Linear Technology’s Financial Advisor”; “Risk Factors—Risks Relating to the Merger”; “The Merger—Background of the Merger”; “The Merger—Linear Technology’s Reasons for the Merger; Recommendation of the Linear Technology Board of Directors”; “The Merger—Certain Financial Projections Utilized by the Linear Technology Board of Directors and Linear Technology’s Financial Advisor”; and “The Merger—Opinion of Linear Technology’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ QATALYST PARTNERS LP

September 14, 2016